EXHIBIT 10.7

Purchase Agreement

between

Emerging Media Holding Inc., a Nevada Corporation  (“EMDH”)

and

shareholder trust represented by STIPULA FINANCIAL INC., a  BVI Company

Dated: August 3, 2010

PURCHASE AGREEMENT

THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement")
is entered into as of August 3, 2010 by and between Emerging Media Holdings Inc.., a Nevada Corporation  (hereinafter referred to as “EMDH”) and Shareholder trust represented by  STIPULA FINANCIAL INC., a  BVI Company (hereinafter referred to as "Purchaser”), (collectively the two companies are hereinafter referred to as the “Parties”) upon the following premises:

Premises

WHEREAS,
PURCHASER, is a corporation organized under the laws of British Virgin Islands;

WHEREAS,
EMDH is a open joint stock company organized under the laws of Nevada;

WHEREAS,
management of the constituent corporations have determined that it is in the best interest of the parties that PURCHASER acquire :   80% shares of SC GENESIS INTERNATIONAL SA
Calea 13  Septembrie nr 192 – Bucharest, Romania   , the Genesis Subsidiary with all its assets and liabilities respectfully in exchange for  8.413.400   shares of Emerging Media Holdings Inc..

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, it is hereby agreed as follows:

Agreement

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EMDH

As an inducement to, and to obtain the reliance of PURCHASER except as set forth on the EMDH Schedules (as hereinafter defined),EMDH represents and warrants as follows:

Section 1.01
Organization. EMDH  is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by  it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business.  Included in the EMDH Schedules are complete and correct copies of the articles of incorporation, and the bylaws of EMDH as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of EMDH’s articles of incorporation or bylaws. EMDH has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. EMDH has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02
Capitalization.  The authorized capitalization of EMDH consists of 18,553,000 shares of which 17,553,000 are common stock and 1,000,000 shares of preferred stock that are currently issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03
Absence of Certain Changes or Events.  Except as set forth in this Agreement or the EMDH Schedules, since March 31, 2010 there has been no material change in the business and assets of EMDH and to the best knowledge of EMDH, EMDH has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of EMDH.

Section 1.04
Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of EMDH after reasonable investigation, threatened by or against EMDH or affecting EMDH or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. EMDH does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances that, after reasonable investigation, would result in the discovery of EMDH default.

Section 1.05
Contracts.
(a) Except as included or described in the EMDH Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which EMDH is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least twenty-five thousand dollars ($25,000));

(b) All contracts, agreements, franchises, license agreements, and other commitments to which EMDH is a party or by which its properties are bound and which are material to the operations of EMDH taken as a whole are valid and enforceable by EMDH in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) Except as set forth in the EMDH Schedules, EMDH is not a party to or bound by, and the properties of EMDH are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of EMDH.

Section 1.06
Material Contract Defaults. EMDH is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of EMDH and there is no event of default in any material respect under any EMDH contract, agreement, lease, or other commitment in respect of which EMDH has not taken adequate steps to prevent EMDH default from occurring.

Section 1.07
No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which EMDH is a party or to which any of its properties or operations are subject.

Section 1.08
Governmental Authorizations.  Except as set forth in the EMDH Schedules, EMDH has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by EMDH of this Agreement and the consummation by EMDH of the transactions contemplated hereby.

Section 1.09
Compliance With Laws and Regulations.  Except as set forth in the EMDH Schedules, to the best of its knowledge EMDH has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of EMDH, or except to the extent that noncompliance would not result in the occurrence of any material liability for EMDH.

Section 1.10
Approval of Agreement.  The board of directors of EMDH has authorized the execution and delivery of this Agreement by EMDH and has approved this Agreement and the transactions contemplated hereby, and will recommend to the EMDH Shareholders that the SALE of ASSETS be accepted by them.
Section 1.11
Material Transactions or Affiliations.  Set forth in the EMDH Schedules is a description of every contract, agreement, or arrangement between EMDH and any predecessor and any person who was at the time of EMDH contract, agreement, or arrangement an officer, director, or person owning of record, or known by EMDH to own beneficially, 5% or more of the issued and outstanding common stock of EMDH and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof.  Except as disclosed in the EMDH Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of EMDH has, or has had since inception of EMDH, any known interest, direct or indirect, in any transaction with EMDH which was material to the business of EMDH.  There are no commitments by EMDH, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any EMDH affiliated person.

Valid Obligation.  This Agreement and all agreements and other documents executed by EMDH in connection herewith constitute the valid and binding obligation of EMDH, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought by EMDH .

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PURCHASER

As an inducement to, and to obtain the reliance of EMDH and the EMDH Shareholders, except as set forth in the PURCHASER Schedules (as hereinafter defined), PURCHASER represents and warrants as follows:

Section 2.01
Organization.  PURCHASER is shareholder trust represented by a BVI Company              .

Section 2.02
Securities Filings; Financial Statements.

(a) PURCHASER has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(b) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of PURCHASER or (ii) any damage, destruction or loss to PURCHASER(whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of PURCHASER;

Section 2.09
Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge PURCHASER after reasonable investigation, threatened by or against PURCHASER or affecting  PURCHASER or  its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in PURCHASER Schedules.  PURCHASER Limited has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance that after reasonable investigation would result in the discovery of EMDH default.

Section 2.10
No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which EMDH is a party or to which any of its assets or operations are subject.

Section 2.11
Compliance With Laws and Regulations.  To the best of its knowledge, PURCHASER has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of EMDH or except to the extent that noncompliance would not result in the occurrence of any material liability.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12
Material Transactions or Affiliations.  Except as disclosed herein and in the PURCHASER Schedules, there exists no contract, agreement or arrangement between PURCHASER and any predecessor and any person who was at the time of EMDH contract, agreement or arrangement an officer, director, or person owning of record or known by PURCHASER to own beneficially, 5% or more of the issued and outstanding common stock of PURCHASER and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% shareholder of PURCHASER has, or has had since inception of PURCHASER, any known interest, direct or indirect, in any EMDH transaction with PURCHASER which was material to the business of PURCHASER.  PURCHASER has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any EMDH affiliated person.

Section 2.16
Approval of Agreement.  The  PURCHASER have authorized the execution and delivery of this Agreement and has approved this Agreement and the transactions contemplated hereby.

Section 2.18
Valid Obligation.  This Agreement and all agreements and other documents executed by PURCHASER in connection herewith constitute the valid and binding obligation of PURCHASER, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought by EMDH.

ARTICLE IV

SPECIAL COVENANTS

Section 4.01
Indemnification.
(a)           EMDH hereby agrees to indemnify PURCHASER and each of the officers, agents and directors of PURCHASER as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.
(b)PURCHASER and its officers and directors hereby agrees to indemnify EMDH and each of the officers, agents, and directors of EMDH as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OFEMDH

The obligations of EMDH and the EMDH Shareholders under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

Section 6.01
Accuracy of Representations and Performance of Covenants.  The representations and warranties made by EMDH in this Agreement were true when made and shall be true as of the Closing (except for changes therein permitted by this Agreement) with the same force and effect as if EMDH representations and warranties were made at and as of the Closing.  Additionally, EMDH shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied shall have approved the Exchange and the related transactions described herein.. PURCHASER shall have been furnished with certificates, signed by duly authorized executive officers of EMDH and dated the Closing , to the foregoing effect.

Section 6.02
Officer's Certificate.  PURCHASER shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of EMDH, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of EMDH threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the EMDH Schedules, by or against EMDH, which might result in any material adverse change in any of the assets, properties or operations of EMDH.

Section 6.03
No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04
Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of each party after the Closing on the basis as presently operated shall have been obtained.

Section 6.05
Other Items EMDH shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as PURCHASER may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.01
Brokers.   The Parties agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  The Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and EMDH third person, whether express or implied from the actions of the indemnifying party.
Section 7.02
Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of NEVADA without giving effect to principles of conflicts of law there under.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought by EMDH exclusively in the federal courts of the United States.
Section 7.03
Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:
If to PURCHASER                                STIPULA FINANCIAL INC., a  BVI Company:
 c/o Ratikonstrasse 13,P.O.Box 125,Fl-9490 Vaduz, Principality of Liechtenstein

If to Emerging media HoldingsInc.:

     1809 E. BROADWAY ST., SUITE 175, OVIEDA, FLORIDA  32765 USA

With copies to:
or EMDH other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any EMDH notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04
Attorney's Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.
Section 7.05
Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of EMDH other party, and shall not use EMDH data or information or disclose the same to others, except (i) to the extent EMDH data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that EMDH data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06
Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any EMDH filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.
Section 7.07
Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.
Section 7.08
Third Party Beneficiaries.  This contract is strictly between PURCHASER and EMDH, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.
Section 7.09
Expenses.  Whether or not the Exchange is consummated, each Party hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.
Section 7.10
Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to EMDH subject matter.

Section 7.11
Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing  and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.
Section 7.13
Amendment or Waiver.  At any time prior to the Closing, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14
Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.
ATTEST: Emerging Media Holdings Inc.

BY: /s/ Iurie Bordian

ATTEST:  STIPULA FINANCIAL INC.

BY: /s/ Iacob Senseutchi